Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports First Quarter 2014 Results

BATON ROUGE, Louisiana — (May 1, 2014) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2014.

FIRST QUARTER 2014 HIGHLIGHTS

•	Revenues increased 11.7% to $237.2 million versus $212.4 million a year ago.

•	Net income increased 55.7% to $7.4 million in the first quarter compared to net income of $4.8 million a year ago.

•	EBITDA increased 22.2% to $62.7 million from $51.3 million a year ago, yielding a margin of 26.4% compared to 24.2% of revenues a year ago.

•	Rental revenues increased 14.4%, or $10.9 million, to $86.2 million compared to a year ago.

•	New equipment sales increased $16.2 million to $69.5 million, reflecting a 30.4% increase from a year ago.

•	Gross margin was 30.7% as compared to 30.4% a year ago.

•	Rental gross margins were 45.2% in the first quarter compared to 44.6% a year ago.

•	Average time utilization (based on original equipment cost) was 69.2% compared to 67.9% a year ago. Average time utilization (based on units available for rent) was 64.5% compared to 63.6% last year.

•	Average rental rates increased 2.5% compared to a year ago.

•	Dollar utilization was 34.1% in the first quarter compared to 33.9% a year ago.

•	Average rental fleet age at March 31, 2014 was 34.4 months compared to an industry average age of 45 months.

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H&E Equipment Services Reports First Quarter 2014 Results

May 1, 2014

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our first quarter results were strong as we delivered solid increases in revenue and EBITDA as a result of continued strength in our rental and distribution businesses. Despite challenging weather conditions earlier in the year, rental revenues increased 14.4% compared to a year ago on a 45.2% margin, and new equipment sales grew 30.4% compared to a year ago as demand for cranes and earthmoving was high. We are extremely pleased with such a solid start to the year.”

Engquist concluded, “Our outlook for this year is positive as we see the recovery in commercial construction is gaining momentum. Customer demand accelerated significantly in March and current construction activity is outpacing year-ago levels across all of our key markets, including our less industrial focused regions. We believe significant growth opportunities continue to exist in the markets we serve. Through our continued focus on strong execution and providing our customers with the highest level of support, we expect continued market penetration and growth during the rest of 2014.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2014:

Revenue

Total revenues increased 11.7% to $237.2 million in the first quarter of 2014 from $212.4 million in the first quarter of 2013. Equipment rental revenues increased to $86.2 million compared with $75.4 million in the first quarter of 2013. New equipment sales increased 30.4% to $69.5 million from $53.3 million a year ago. Used equipment sales decreased 8.7% to $29.3 million compared to $32.1 million a year ago. Parts sales increased 3.4% to $25.8 million from $25.0 million in the first quarter of 2013. Service revenues decreased 6.2% to $13.6 million compared with $14.6 million a year ago.

Gross Profit

Gross profit increased 12.9% to $72.8 million from $64.5 million in the first quarter of 2013. Gross margin was 30.7% for the quarter ended March 31, 2014, as compared to 30.4% for the quarter ended March 31, 2013. On a segment basis, gross margin on rentals increased to 45.2% from 44.6% in the first quarter of 2013. On average, rental rates were 2.5% higher than rates in the first quarter of 2013. Time utilization (based on original equipment cost) was 69.2% in the first quarter of 2014 as compared to 67.9% a year ago. Time utilization (based on units available for rent) was 64.5% in the first quarter of 2014 as compared to 63.6% a year ago.

Gross margins on new equipment sales were 11.2% compared to 10.5% in the first quarter a year ago. Gross margins on used equipment sales were 30.4% compared to 29.2% a year ago. Gross margins on parts sales were 29.1% in the first quarter of 2014 and 26.6% in the first quarter of 2013. Gross margins on service revenues were 65.3% for the first quarter of 2014 compared to 60.5% in the first quarter of 2013.

Rental Fleet

At the end of the first quarter of 2014, the original acquisition cost of the Company’s rental fleet was $1,024.1 million, an increase of $126.5 million from $897.6 million at the end of the first quarter of 2013. Dollar utilization was 34.1% compared to 33.9% for the first quarter of 2013.

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2014 were $48.9 million compared with $46.3 million last year, a $2.6 million, or 5.6% increase. SG&A expenses in the first quarter of 2014 declined as a percentage of total revenues to 20.6% as compared to 21.8% last year. The increase in SG&A expenses is largely due to higher salaries, wages and commission and incentive pay that resulted from the growth in the business.

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H&E Equipment Services Reports First Quarter 2014 Results

May 1, 2014

Income from Operations

Income from operations for the first quarter of 2014 was $24.6 million, or 10.4% of revenues, compared to $18.7 million, or 8.8% of revenues, a year ago.

Interest Expense

Interest expense for the first quarter of 2014 was $12.7 million compared with $12.3 million a year ago.

Net Income

Net income was $7.4 million, or $0.21 per diluted share, in the first quarter of 2014 compared to net income of $4.8 million, or $0.14 per diluted share, in the first quarter of 2013. The effective income tax rate was 39.3% in the first quarter compared to 31.3% a year ago due to lower favorable permanent differences in relation to pre-tax income.

EBITDA

EBITDA for the first quarter of 2014 increased 22.2%, or $11.4 million, to $62.7 million from $51.3 million in the first quarter of 2013. EBITDA as a percentage of revenues was 26.4% compared with 24.2% in the first quarter of 2013.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, May 1, 2014, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-2642 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on May 1, 2014, and will continue to be available through May 15, 2014, by dialing 719-457-0820 and entering confirmation code 2657955.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on May 1, 2014, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 69 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop

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H&E Equipment Services Reports First Quarter 2014 Results

May 1, 2014

provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty that this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected; (3) the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (6) our indebtedness; (7) the risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2014 Results

May 1, 2014

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Equipment rentals	$86,224	$75,370
New equipment sales	69,547	53,323
Used equipment sales	29,345	32,149
Parts sales	25,802	24,952
Service revenues	13,648	14,551
Other	12,663	12,043

Total revenues	237,229	212,388

Cost of revenues:
Rental depreciation	32,998	28,132
Rental expense	14,224	13,603
New equipment sales	61,734	47,739
Used equipment sales	20,418	22,748
Parts sales	18,282	18,304
Service revenues	4,741	5,743
Other	12,048	11,639

Total cost of revenues	164,445	147,908

Gross profit	72,784	64,480
Selling, general, and administrative expenses	48,856	46,264
Gain on sales of property and equipment, net	663	500

Income from operations	24,591	18,716

Interest expense	(12,650)	(12,272)
Other income, net	306	507

Income before provision for income taxes	12,247	6,951
Provision for income taxes	4,811	2,174

Net income	$7,436	$4,777

NET INCOME PER SHARE
Basic – Net income per share	$0.21	$0.14

Basic – Weighted average number of common shares outstanding	35,108	34,976

Diluted – Net income per share	$0.21	$0.14

Diluted – Weighted average number of common shares outstanding	35,218	35,097

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H&E Equipment Services Reports First Quarter 2014 Results

May 1, 2014

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31,	December 31,
	2014	2013
Cash	$4,965	$17,607
Rental equipment, net	704,237	688,710
Total assets	1,160,666	1,090,340
Total debt (1)	756,201	734,738
Total liabilities	1,057,609	995,528
Stockholders’ equity	103,057	94,812
Total liabilities and stockholders’ equity	$1,160,666	$1,090,340

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended
	March 31,
	2014	2013
Net income	$7,436	$4,777
Interest expense	12,650	12,272
Provision for income taxes	4,811	2,174
Depreciation	37,778	32,067

EBITDA	$62,675	$51,290

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